Exhibit (d)(5)

AMENDMENT #5 TO THE

INVESTMENT MANAGEMENT AGREEEMENT

BETWEEN

MIRAE ASSET DISCOVERY FUNDS

AND

MIRAE ASSET GLOBAL INVESTMENTS (USA) LLC

THIS AMENDMENT #5 is entered into as of June 20, 2016, by and among MIRAE ASSET DISCOVERY FUNDS (the “Funds”), a Delaware statutory trust and MIRAE ASSET GLOBAL INVESTMENTS (USA) LLC (the “Investment Manager”), a Delaware limited liability company having its main office at 1350 Avenue of the Americas, 33rd Floor, New York, NY 10019.

RECITALS

WHEREAS, the parties previously entered into an Investment Management Agreement dated July 9, 2010 (the “Agreement”), which generally provides that Investment Manager shall furnish investment advisory services to each separate series of the Trust set forth in Exhibit A of the Agreement (each a “Fund” and collectively the “Funds”); and

WHEREAS, the parties amended the Agreement as of April 5, 2011, December 19, 2011, June 18, 2012 and September 22, 2015; and

WHEREAS, Investment Manager now desires to amend Exhibit A to the Agreement to delete the monthly fee that the Investment Manager receives for all services rendered with respect to Global Great Consumer Fund (the “Fund”) and replace it with a new monthly fee and in accordance with Section 8 of the Agreement; and

WHEREAS, this Amendment has been approved in accordance with the provisions of the Investment Company Act of 1940, and the Investment Manager is willing to furnish such services upon the terms and conditions of the Agreement and herein set forth; and

WHEREAS, Funds and Investment Manager otherwise wish to retain all terms and provisions in the Agreement and to continue to exercise their rights and fulfill their duties thereunder.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, and intending to be legally bound, the parties agree as follows:

1.

Exhibit A will be amended to reflect the new sub-management fee for the Fund by deleting the sub-management fee for the Fund from the existing Exhibit A and replacing it with:

Name of Fund	Investment Management Fee
Global Great Consumer Fund	0.90%

IN WITNESS WHEREOF, the Parties hereto cause this instrument to be executed as of the date above first written.

MIRAE ASSET DISCOVERY FUNDS		MIRAE ASSET GLOBAL INVESTMENTS (USA) LLC

By:	/s/ Robert Shea	By:	/s/ Peter Graham
Print Name:	Robert Shea	Print Name:	Peter Graham
Title:	Secretary	Title:	Chief Executive Officer